Exhibit 3.1

THE Gabelli dividend & income TRUST

STATEMENT OF PREFERENCES
OF
SERIES M CUMULATIVE PREFERRED SHARES

AMENDMENT NO. 3

The Gabelli Dividend & Income Trust, a Delaware statutory trust (the “Trust”), hereby certifies that:

FIRST: The Board of Trustees of the Trust (the “Board of Trustees”), at a meeting duly convened and held on February 25, 2004, pursuant to authority expressly vested in it by Article III of the Second Amended and Restated Agreement and Declaration of Trust, as amended from time to time, adopted resolutions classifying an unlimited amount of shares as authorized but unissued preferred shares of the Trust.

SECOND: The Board of Trustees, at a meeting duly convened and held on August 22, 2024, approved the designation of up to 20 million authorized and unissued common shares of beneficial interest of the Fund, par value $0.001 per share, as shares of Series M Cumulative Preferred Shares, par value $0.001 per share (“Series M Preferred Shares”) and authorized the issuance and sale by the Fund of up to 20 million shares of Series M Preferred Shares.

THIRD: The pricing committee of the Board of Trustees, at a meeting duly convened and held on September 18, 2024, approved the designation of up to 20 million authorized and unissued common shares of beneficial interest of the Fund, par value $0.001 per share, as shares of Series M Preferred Shares and authorized the issuance and sale by the Fund of up to 20 million shares of Series M Preferred Shares.

FOURTH: The Board of Trustees, by unanimous written consent dated March 19, 2025, approved an increase of the dividend rate on the Series M Preferred Shares, effective as of May 1, 2025, and determined that such action would not adversely affect the rights and preferences of the Series M Preferred Shares.

FIFTH: The Board of Trustees, at a meeting duly convened and held on November 12, 2025, approved the designation of up to 10 million additional authorized and unissued common shares of beneficial interest of the Fund, par value $0.001 per share, as shares of Series M Preferred Shares and authorized the issuance and sale by the Fund of up to 10 million additional shares of Series M Preferred Shares.

SIXTH: The pricing committee of the Board of Trustees, at a meeting duly convened and held on November 12, 2025, approved the designation of up to 10 million additional authorized and unissued common shares of beneficial interest of the Fund, par value $0.001 per share, as shares of Series M Preferred Shares and authorized the issuance and sale by the Fund of up to 10 million additional shares of Series M Preferred Shares.

SEVENTH: The Board of Trustees, at a meeting duly convened and held on August 12, 2026, determined to (i) extend the mandatory redemption date of the Series M Preferred Shares; (ii) provide for additional optional holder put dates for the Series M Preferred Shares; (iii) add an additional mandatory call date with respect to the Series M Preferred Shares, which will not require action by shareholders; and (iv) designate up to 20 million additional authorized and unissued common shares of beneficial interest of the Fund, par value $0.001 per share, as shares of Series M Preferred Shares, and authorize the issuance and sale by the Fund of up to 20 million additional shares of Series M Preferred Shares.

EIGHTH: The pricing committee of the Board of Trustees, at a meeting duly convened and held on August 12, 2026, approved the designation of up to 20 million additional authorized and unissued common shares of beneficial interest, par value $0.001 per share, as shares of Series M Preferred Shares and authorized the issuance and sale by the Fund of up to 20 million additional shares of Series M Preferred Shares.

NINTH: Effective as of August 18, 2026, references to 30 million and 30,000,000 in the Designation and Part II of the Statement of Preference of the Series M Preferred Shares are replaced with 50 million and 50,000,000, respectively.

TENTH: Effective as of August 18, 2026, all references to December 26, 2026 contained in Part II, Section 4(a) of the Statement of Preferences of the Series M Preferred Shares are deleted and replaced with references to December 26, 2028

ELEVENTH: Effective as of August 18, 2026, Part II, Section 4(c) of the Statement of Preferences of the Series M Preferred Shares is deleted in its entirety and replaced with the following:

(c) Holder Put Options.

The Trust will redeem all or any part of the Series M Preferred Shares that holders have properly tendered for redemption during the 60-day period prior to each of June 26, 2027, December 26, 2027, and June 26, 2028, at the Redemption Price per share.

TWELFTH: Effective as of August 18, 2026, the following paragraphs are inserted in Part II, Section 4 of the Statement of Preferences of the Series M Preferred Shares following Section 4(c), and Section 4(d) is renumbered Section 4(f):

(d) Mandatory Put.

The holders of the Series M Preferred Shares will be deemed to have properly tendered for purchase all Series M Preferred Shares held by such holders on December 26, 2026 (the “Mandatory Put Date”), and the Trust will purchase all of the Series M Preferred Shares tendered for purchase on the Mandatory Put Date (the “Mandatory Put”) at a price equal to the Liquidation Preference plus accumulated but unpaid dividends and distributions (whether or not earned or declared by the Trust) to, but not including, the Mandatory Put Date (the “Mandatory Put Price”). Notwithstanding the foregoing, a holder of Series M Preferred Shares may opt out of the Mandatory Put by submitting to the Trust a Mandatory Put Election Form, in the form provided to each holder of Series M Preferred Shares by the Trust, no fewer than two days prior to the applicable Mandatory Put Date.

(e) Procedures for Mandatory Put.

(i) No fewer than 14 days prior to the Mandatory Put Date, the Trust shall mail a written notice (the “Mandatory Put Notice”) by first class mail, postage prepaid, to each holder of the Series M Preferred Shares at such holder’s address as the same appears on the share register of the Trust at the close of business on such date as the Board of Trustees or its delegatee may determine, which date shall not be earlier than the second Business Day prior to the date upon which such Mandatory Put Notice is mailed to the holders of Series M Preferred Shares. Such notice shall include an election form by which holders of Series M Preferred Shares may opt out of the Mandatory Put (the “Mandatory Put Election Form”). Holders wishing to opt out of the Mandatory Put must return a properly completed and signed Mandatory Put Election Form indicating such election to the Trust in accordance with the instructions contained in the Mandatory Put Notice no fewer than two days prior to the Mandatory Put Date.

(ii) By the close of business on the Mandatory Put Date, the Trust shall (A) deposit with the Dividend-Disbursing Agent Deposit Assets that shall mature (if such assets constitute debt securities or time deposits) on or prior to the Mandatory Put Date, having an initial combined value sufficient to effect the purchase of the Series M Preferred Shares to be purchased pursuant to the Mandatory Put and (B) give the Dividend-Disbursing Agent irrevocable instructions and authority to pay the Mandatory Put Price to the holders of the Series M Preferred Shares tendered for purchase pursuant to the Mandatory Put. The Trust may direct the Dividend-Disbursing Agent with respect to the investment of any Deposit Assets so deposited provided that the proceeds of any such investment will be available at the opening of business on the Mandatory Put Date. Upon the date of such deposit (unless the Trust shall default in making payment of the Mandatory Put Price), all rights of the holders of the Series M Preferred Shares so tendered for purchase shall cease and terminate except the right of the holders thereof to receive the Mandatory Put Price thereof and such shares shall no longer be deemed Outstanding for any purpose. The Trust shall be entitled to receive, promptly, any cash in excess of the aggregate Mandatory Put Price of the Series M Preferred Shares tendered for purchase pursuant to the Mandatory Put and any remaining Deposit Assets. Any assets so deposited that are unclaimed at the end of two years from the Mandatory Put shall, to the extent permitted by law, be repaid to the Trust, after which the holders of the Series M Preferred Shares so tendered for purchase pursuant to the Mandatory Put shall look only to the Trust for payment of the Mandatory Put Price thereof. The Trust shall be entitled to receive, from time to time after Mandatory Put Date, any interest on the Deposit Assets so deposited.

(iii) On or after the Mandatory Put Date, each holder of Series M Preferred Shares that are tendered for purchase pursuant to the Mandatory Put shall surrender such shares to the Trust as instructed in the Mandatory Put Notice and shall then be entitled to receive the cash Mandatory Put Price, without interest.

THIRTEENTH: Capitalized terms used but not defined herein shall have the respective meanings given to them in the Statement of Preferences of the Series M Preferred Shares.

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IN WITNESS WHEREOF, The Gabelli Dividend & Income Trust has caused this Amendment No. 3 to the Statement of Preferences of Series M Preferred Shares to be signed in its name and on its behalf by a duly authorized officer, who acknowledges said instrument to be the statutory trust act of the Trust, and certifies that, to the best of such officer’s knowledge, information and belief under penalty of perjury, that this Amendment No. 3 to the Statement of Preferences of Series M Preferred Shares was duly adopted by the Board of Trustees of the Trust on August 18, 2026.

By:	/s/ John C. Ball
	Name:	John C. Ball
	Title:	President and Treasurer

Attest:

/s/ J. Christopher Jackson
Name:	J. Christopher Jackson
Title:	Secretary

[GDV Series M Statement of Preferences Amendment No. 3 Signature Page]

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